Exhibit 99.1

Contact:
Michael L. McMullan	David G. Wallace
President and CEO	EVP and CFO
(239) 254-2143	(239) 254-2132

For immediate release

BANCSHARES OF FLORIDA

INCREASES SIZE OF SECONDARY OFFERING BY 20%

Naples, Fla. – July 28, 2004 — Bancshares of Florida, Inc. (Nasdaq National Market: BOFL), a $297 million-asset multi-bank holding company based in Naples, Florida, today announced that it has increased the size of its secondary common stock offering by 20% to 1.5 million shares. The company priced the offering at $12.50 per share after the close of the market yesterday and expects to receive the net proceeds on July 30.

Michael L. McMullan, Bancshares of Florida’s President and CEO, stated, “The response to our investor road show presentations over the past two weeks has been very positive. The receptivity to the success of our niche business model, which focuses on serving the commercial banking and wealth management needs of businesses, professionals, and entrepreneurs across South Florida, was so encouraging, including strong director and management interest, that we have increased the size of our common offering by 250,000 shares to 1.5 million shares. This brings total shares outstanding to approximately 4.6 million common shares. In conjunction with this offering, our common stock is now on the Nasdaq National Market under our symbol ‘BOFL’.”

BANCSHARES OF FLORIDA, INC.

Bancshares of Florida, Inc. (“Bancshares”) is a $297-million-asset multi-bank holding company located in Naples, Florida. It is the parent company for Bank of Florida, N.A. and Bank of Florida Trust Company, both based in Naples, Florida, and Bank of Florida, based in Ft. Lauderdale, Florida. Beginning on December 30, 2002, Bancshares’ common stock was listed on the Nasdaq SmallCap Market under the symbol “BOFL.” Trading of an additional 1.0 million shares received via its $10 million initial public offering, the nation’s first IPO of 2003, began on February 10, 2003. The company became listed on the Nasdaq National Market on July 28, 2004. Investor information may be found on the company’s web site, www.bankofflorida.com, by clicking on the “Investor Relations” tab.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” or “continue” or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of Bancshares of Florida, Inc., its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect, Bancshares of Florida, Inc.’s financial performance and could cause actual results for fiscal 2004 and beyond to differ materially from those expressed or implied in such forward-looking statements. Bancshares of Florida, Inc. does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.